Exhibit 3.a

RESTATED ARTICLES OF INCORPORATION

OF

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

Pursuant to Section 1007 of the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (2021), the undersigned corporation adopts the following Restated Articles of Incorporation.

SECTION 1. The name of the corporation is Fidelity & Guaranty Life Insurance Company (the “Corporation”).

SECTION 2. The Corporation shall have perpetual duration.

SECTION 3. The total number of shares of capital stock which the Corporation has authority to issue is fifty thousand (50,000) shares of common stock, each having a par value of One Hundred Dollars ($100.00), the aggregate par value of all shares being Five Million Dollars ($5,000,000). The common stock shall have unlimited voting rights and be entitled to the net assets of the Corporation upon dissolution.

SECTION 4. The principal executive office of the Corporation in this State is located at 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309.

SECTION 5. The present Registered Agent of the Corporation is CT Corporation System, and its registered office is located at 400 East Court Avenue, Des Moines, Iowa 50309.

SECTION 6. The Corporation was incorporated on December 16, 1959 under the laws of the State of Maryland and redomesticated to the State of Iowa through the filing of Restated Articles of Incorporation and Articles of Domestication with the Iowa Secretary of State on October 29, 2013 in accordance with Sections 490.902 and 508.12 of the Iowa Code.

SECTION 7. The purposes for which the Corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act and under Chapter 508 of the Iowa Code, and successor statutory provisions, including but not limited to:

(a)

acting as a life insurance company pursuant to Chapter 508 of the Iowa Code and successor statutory provisions, and writing any and all lines of insurance and annuity business authorized by Chapter 508 and any other line of insurance or annuity business authorized by the laws of the State of Iowa or approved by the Commissioner of Insurance of the State of Iowa; and

(b)	reinsuring and accepting reinsurance of any or all of the lines of business set forth in subsection (a) above,

SECTION 8. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors. The number of directors shall not be less than five (5) nor more than twenty-one (21), with the actual number of directors to be determined in accordance with the Bylaws of the Corporation. At any meeting for the election of directors of the Corporation, the shareholders of the Corporation may cumulate their votes for directors.

SECTION 9. To the fullest extent permitted by the Iowa Business Corporation Act, as in effect on the date hereof and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director. If the Iowa Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act as so amended from time to time. In no event shall a director be exempt from liability for (a) the amount of a financial benefit received by such director to which such director is not entitled, (b) an intentional infliction of harm on the Corporation or the shareholders of the Corporation, (c) a violation of section 490.833 of the Iowa Business Corporation Act for unlawful distributions, or (d) an intentional violation of criminal law. Any repeal or modification of this Section 9 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

SECTION 10. The Corporation shall indemnify, to the fullest extent permitted by the Iowa Business Corporation Act, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such directors or officers, from and against any and all expenses and liability (as such terms are defined in section 490.850 of the Iowa Business Corporation Act); and the Corporation may, in its sole discretion, indemnify such other persons that the Iowa Business Corporation Act grants the Corporation the power to indemnify.

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned President has executed this instrument and the Secretary of the Corporation has affixed the corporate seal of the Corporation hereto and attested said seal this 30th day of September, 2021.

Name: Christopher O. Blunt
Title: President

Name: Jodi L. Hyde
Title: Secretary

CERTIFICATE OF

RESTATED ARTICLES OF INCORPORATION

OF

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

Pursuant to Section 1007 of the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (2021), the undersigned corporation adopts the following Restated Articles of Incorporation and states as follows:.

1.	The name of the corporation is Fidelity & Guaranty Life Insurance Company (the “Corporation”).

2.	The text of the Restated Articles of Incorporation is attached as Exhibit 1 hereto.

3.

The Restated Articles of Incorporation consolidate all prior amendments into a single document and supersede the current Restated Articles of Incorporation and Articles of Redomestication as filed with the Iowa Secretary of State on October 29, 2013 (the “Current Articles”) and all previous versions of the Corporation’s articles of incorporation and all amendments thereto.

4.

The Restated Articles of Incorporation amend the Current Articles and were duly approved by the sole shareholder of the Corporation in the manner required by the Iowa Business Corporation Act and the Current Articles.

5.	The Restated Articles of lncorporation will become effective upon the date and time of filing with the Iowa Secretary of State.

Dated this 30th day of September, 2021

FIDELITY GUARANTY & LIFE INSURANCE COMPANY

By:
Name: Jodi L. Hyde
Title: Secretary